AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement dated as of January 4, 2007 (the “Agreement”), is made and entered into as of the 31st day of July, 2007, by and between Southern Trust Securities Holding Corp., a Florida corporation with its principal executive office in Coral Gables, Florida (the “Company”), and Robert Escobio (the “Executive”).  The Company and its consolidated subsidiaries and affiliates constitute the “Company.”

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive agree as follows:

1. Amendment of Section 3(b).  Section 3(b) of the Agreement is amended to read as follows:

Stock.  As a hiring bonus, and in addition to the Base Salary, and provided that the Executive shall have first continuously served as an Executive of the Company for a period of two (2) years commencing on July 4, 2007 (the “Forfeiture Period”), as of January 4, 2007, the Executive was granted Four Million Five Hundred Thousand (4,500,000) shares of the Company’s Common Stock.  Following the expiration of the Forfeiture Period, the shares will vest monthly in an equal percentage over a period of three (3) years.  In the event of a merger, acquisition of change of control of the Company (as defined in Section 4(f) below), all shares will vest immediately and the Forfeiture Period shall be prematurely terminated unless modified by agreement with any other party to a change of control.  Should the Executive fail to serve the Company for the duration of the Forfeiture Period, then the shares will be forfeit to the Company, which shall immediately cancel such shares with no payment of consideration therefor to the Executive.  Furthermore, Executive agrees that in his capacity as a director, shareholder and trustee for any shareholder of the Company, he will take no action to in any way amend, modify or terminate the Forfeiture Period without the express consent of a majority of the other directors of the Company.

2. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement.  Except as specifically modified by this Amendment, all remaining provisions of the Agreement, and other provisions, terms and conditions of the Agreement shall remain in full force and effect and shall be applicable to this Amendment with the same force and effect as if they were recited herein in full.

3. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

SOUTHERN TRUST SECURITIES HOLDING CORP.

By:	/s/ Kevin Fitzgerald
Kevin Fitzgerald
President

By:	/s/ Robert Escobio
Robert Escobio